Exhibit 10-13
TechTarget, Inc.

Restricted Stock Unit Agreement

Granted Under 2007 Stock Option and Incentive Plan

AGREEMENT made as of this 18th day of December, 2007 between TechTarget, Inc., a Delaware corporation (the “Company”), and Greg Strakosch (the Participant”).

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. Issuance of RSUs.  In consideration of services rendered or to be rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s 2007 Stock Option and Incentive  Plan (the “Plan”),  35,500 restricted stock units (the “RSUs”), each representing the right to receive one share of common stock, $0.001 par value, of the Company (“Common Stock”).  The shares of Common Stock that are issuable with respect to the RSUs are referred to in this Agreement as “Shares”.  The Participant agrees that the RSUs shall be subject to the forfeiture provisions set forth in Section 2 of this Agreement, the restrictions on transfer set forth in Section 3 of this Agreement, and the distribution provisions set forth in Section 4 of this Agreement and Appendix A attached hereto.

2. Vesting.  The RSUs shall vest in accordance with the provisions of this Section 2 of the Agreement.  Notwithstanding anything herein to the contrary, if the RSUs do not vest as set forth in this Section 2 or as otherwise provided in any other agreement with the Company or any parent or subsidiary of the Company, the RSUs shall automatically be forfeited to the Company.

(a) In the event that the Participant ceases to be employed by the Company for any reason or no reason, with or without cause, prior to December 18, 2011, any Unvested RSUs (as defined below) shall be automatically forfeited to the Company.  “Unvested RSUs” means the total number of RSUs multiplied by the Applicable Percentage at the time such RSUs are forfeited or such other applicable measurement date.  The “Applicable Percentage” shall be (i) 100% until December 18, 2008, (ii) less 25% for each year of employment completed by the Participant with the Company from and after December 18, 2008, and (iii) zero on or after December 18, 2011.  The total number of Unvested RSUs that become vested on each vesting date shall be referred to as a “Vesting Tranche”.

(b) Notwithstanding the terms of Section 2(a) above, in the event:

(1) of the consummation a transaction resulting in a “change in control” of the Company within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), all Unvested RSUs shall immediately and without further action be deemed to be fully-vested; and

(2) of termination of the Participant’s employment with the Company pursuant to Section 6(b), (c), (d) or (e) of the Amended and Restated Employment Agreement, by and between the Company and the Participant (the “Employment Agreement”), or the failure of the Company to extend the Employment Agreement following the expiration of the then-current Term, the Unvested RSUs shall vest in accordance with the terms of the Section 7(b)(iv) of the Employment Agreement.

Any RSUs that become vested pursuant to this Section 2(b) shall be treated as a Vesting Tranche and shall be distributed in accordance with Section 4 hereof.

(c) For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company, or any successor to the Company.

3. Restrictions on Transfer.

(a) The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein, until such RSUs have vested and the Shares issuable with respect thereto have been distributed in accordance with Section 4 of this Agreement.

(b) The Company shall not be required (i) to transfer on its books any of the RSUs which have been transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such RSUs any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.

4. Distribution of Shares.

(a) Each Vesting Tranche will be distributed by the Company to the Participant (or to the Participant’s estate in the event that his death occurs after a vesting date but before distribution of the corresponding Shares) on the earliest to occur of one of the Permissible Events described in Section 4(b) below on which date (the “Distribution Date”), the Participant (or his estate) shall become the owner of the Shares for all purposes.  Notwithstanding the foregoing, and solely to the extent necessary to avoid the penalty provisions under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), if the Distribution Date occurs because of the termination of the Participant’s employment and the Participant is deemed to be a “specified employee” as defined under Section 409A, then the Distribution Date shall be the date that is six months plus one day after the date of termination.

(b) For purposes of this Agreement, “Permissible Event” shall be the occurrence of one of the following:  (i) the termination of the Participant’s employment for any reason, (ii) the Participant becoming disabled within the meaning of Section 409A, (iii) the death of the Participant, (iv) the occurrence of a “change in control” of the Company within the meaning of Section 409A, and (v) the date set forth on Appendix A attached hereto for each such Vesting Tranche.

(c) Neither the Company nor the Participant shall have any right to accelerate or defer distribution of the Shares, except to the extent expressly permitted or required by Section 409A.

(d) Notwithstanding the foregoing, the Company shall not be obligated to issue to the Participant the Shares upon the Distribution Date unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.

5. Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

6. Withholding Taxes.

(a) The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local, provincial or other taxes of any kind required by law to be withheld with respect to the issuance of the Shares to the Participant or the lapse of the forfeiture provisions.

(b) The Participant has reviewed with the Participant’s own tax advisors the federal, state, local, provincial and other tax consequences of this investment and the transactions contemplated by this Agreement.  The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

7. Miscellaneous.

(a) No Rights to Employment.  The Participant acknowledges and agrees that the vesting of the RSUs pursuant to Section 2 hereof is earned only by satisfaction of the performance conditions and continuing service as an employee at the will of the Company (not through the act of being hired or being granted the RSUs hereunder).  The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee for the vesting period, for any period, or at all.

(b) Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c) Waiver.  Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(d) Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 of this Agreement.

(e) Notice.   Each notice relating to this Agreement shall be in writing and delivered in person or by first class mail, postage prepaid, to the address as hereinafter provided.  Each notice shall be deemed to have been given on the date it is received.  Each notice to the Company shall be addressed to it at its office at 117 Kendrick Street, Needham, MA 02494.  Each notice to the Participant shall be addressed to the Participant at the Participant’s last known address.

(f) Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.

(h) Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

(i) Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(j) Interpretation.  The interpretation and construction of any terms or conditions of the Plan, or of this Agreement or other matters related to the Plan by the Compensation Committee of the Board of Directors of the Company shall be final and conclusive.

(k) Participant’s Acknowledgments.  The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Participant.

(l) Delivery of Certificates.  Subject to Section 4, the Participant may request that the Company deliver the Shares in certificated form with respect to any Shares underlying RSUs that are delivered upon the Distribution Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TECHTARGET, INC.

By:  /s/ Eric Sockol
     Name:  Eric Sockol
     Title: CFO

Participant: /s/ Greg Strakosch

Greg Strakosch

Print Name: Greg Strakosch

Appendix A

Deferral Schedule
Name:
RSUs:
Grant Date:

Reference is hereby made to that certain Restricted Stock Unit Agreement dated as of _________ by and between TechTarget, Inc. and _________ (the “RSU Agreement”). All capitalized terms used herein and not defined shall have the meanings ascribed thereto in the RSU Agreement.

 Please check the box for the applicable election:

____ (1) Pursuant to Section 4 of the Agreement, I hereby elect to have each Vesting Tranche delivered pursuant to the following schedule:

Vesting Tranche	Number of RSUs Vesting	Vesting Date	Delivery Date
Vesting Tranche 1
Vesting Tranche 2
Vesting Tranche 3
Vesting Tranche 4

____ (2) I elect to not defer the delivery of the shares underlying my RSUs and take delivery thereof on the applicable vesting date for each Tranche.

Executed as of:

Participant:

_________________

Print Name: ______________

Acknowledged:

TechTarget, Inc.

By:

Its:

Date: